EXHIBIT 10.1

CONFIDENTIAL

April 1, 2003

Altair Nanotechnologies Inc.
204 Edison Way
Reno, NV 89502

Attn:	William P. Long Chief Executive Officer

Dear Mr. Long:

This letter sets out the terms and conditions on which Altair Nanotechnologies Inc. (the “Company”) has engaged RBC Dain Rauscher Inc. (“RBC”), a member company of RBC Capital Markets, to provide certain investment banking and financial advisory services in connection with a possible Transaction (as defined below) involving RenaZorbTM. This letter will confirm our mutual understanding of the basis on which RBC will act as the Company’s exclusive investment banker with respect to a Transaction.

1.	Services to be Provided by RBC

In undertaking this assignment, if requested by the Company and reasonably appropriate to the assignment, RBC will provide during the Term (as defined below) the following services to the Company in connection with a possible Transaction:

a)	formulate a strategy for consummating a Transaction, including the identification of parties that may have an interest in a Transaction with the Company, and develop procedures and timetables for implementing a Transaction;

b)	assist the Company in the preparation of a marketing memorandum (or descriptive material) describing the Company, as well as other materials requested by interested parties;

c)	approach selected parties, and provide these parties with the appropriate material;

d)	assist the Company in evaluating proposals regarding a possible Transaction;

e)	formulate negotiation strategies and assist in negotiations with interested parties; and

f)	if requested by the Company, provide a written opinion to the Board of Directors (or a special committee of the Board of Directors) of the Company regarding the fairness, from a financial point of view, of the consideration to be received by the Company or its holders of common stock, as the case may be, in connection with a Transaction.

2.	Certain Agreements of the Company

The Company agrees that:

a)	it shall (i) furnish RBC with the names of all parties with which the Company has had discussions or contacts concerning a possible Transaction, and (ii) notify RBC promptly if any person contacts or approaches the Company or any of its directors, officers or employees in connection with a possible Transaction or an expression of interest therein;

b)	it shall (i) make available to RBC all information concerning the business, assets, liabilities, operations, financial condition and prospects of the Company and its subsidiaries (collectively the “Information”) which RBC reasonably requests in connection with the performance of its services hereunder; (ii) notify RBC of any material change, or development that may lead to a material change in the Information; and (iii) provide RBC with timely access to the directors, officers, employees, independent auditors, consultants and financial, legal and other professional advisors of the Company as RBC may reasonably request in performing its services hereunder. Where appropriate to a Transaction, the term “Information” shall include comparable information concerning any other party to a Transaction and the Company shall provide access to such other party comparable to that contemplated by clause (iii) above; and

c)	RBC will be relying, without assuming responsibility for independent verification, on the accuracy and completeness of all Information that is and will be furnished to RBC by the Company, its subsidiaries or any other party or potential party to any Transaction. Accordingly, the Company further acknowledges and agrees that RBC is entitled to assume and rely upon the accuracy and completeness of all such Information and is not required to conduct a physical inspection of any properties or assets, or prepare or obtain any independent evaluation or appraisal of any assets or liabilities. Finally, the Company acknowledges and agrees that with respect to any financial forecasts and projections made available to RBC, RBC is entitled to assume that such forecasts and projections have been reasonably prepared and reflect the best currently available estimates and judgments of the Company management (or other party to the Transaction, as the case may be).

3.	Fairness Opinion

In the event that the Company requests that RBC provide its Board of Directors (or a special committee thereof) with a fairness opinion, the Company acknowledges and agrees that the nature and scope of any investigation that RBC may conduct in the course of rendering its opinion, as well as the scope, form and substance of its opinion shall be such as RBC considers appropriate. The Company acknowledges and agrees that all advice and opinions (written and oral) rendered by RBC are intended solely for the use and benefit of the Board of Directors (or special committee thereof) of the Company and may not be used or relied upon by any other person, nor may such advice or opinions be reproduced, summarized, excerpted from or referred to in any public document or given to any other person without the prior written consent of RBC. If required by applicable law, such opinion may be included in any disclosure document filed by the Company with the SEC with respect to the proposed Transaction; provided however, that such opinion must be reproduced in full and that any description of or reference to RBC be in a form reasonably acceptable to RBC and its counsel. RBC shall have no responsibility for the form or content of any such disclosure document, other than the opinion itself.

4.	Compensation

The Company hereby agrees to pay RBC, as compensation for its services hereunder, the following fees in accordance with the following terms:

a)	Fairness Opinion Fee – In the event that a fairness opinion is provided to the Board of Directors of the Company, the Company agrees to pay RBC a fairness opinion fee (the “Fairness Opinion Fee”) in the amount of $300,000. The Fairness Opinion Fee will be payable in cash upon the delivery of such opinion, without regard to whether such opinion is accepted or a Transaction is consummated and, to the extent paid, will be credited against the Transaction Fee.

b)	Transaction Fee – In the event the Company consummates at any time a Transaction pursuant to a definitive agreement or letter of intent or other evidence of commitment entered into during the Term, or during the 12 months following the Term, the Company agrees to pay RBC a transaction fee (the “Transaction Fee”) equal to the higher of either: (i) 5.0% (five percent) of the Aggregate Transaction Value (as defined below); or (ii) $750,000.

The entire Transaction Fee shall be paid to RBC in cash at the closing of the Transaction provided that compensation attributable to that part of the consideration which is contingent upon the occurance of any future event shall be paid by the Company when the payment of such consideration is received by the Company.

5.	Expenses

In addition to any fees that may be payable hereunder and regardless of whether any proposed Transaction is consummated, the Company hereby agrees from time to time, upon request, to reimburse RBC for all reasonable travel, legal and other out-of-pocket expenses incurred in performing the services described herein (including reasonable fees and disbursements of RBC’s legal counsel), to the extent such expenses are pre-approved by the Company in writing..

In the event RBC personnel must attend or participate in judicial or other proceedings to which it is not a party, the Company agrees to pay RBC an additional per diem payment, per person, at its customary rates and to reimburse RBC for all travel, legal and other out-of-pocket expenses incurred by RBC in respect of its preparation for and participation in any such proceedings.

6.	Termination

This letter may be terminated upon 30 days written notice by either the Company or RBC; provided that such termination shall not affect the rights and obligations set forth on Appendix A, the right of RBC to receive any fees and expenses payable pursuant to this letter, and the provisions of Section 11. It is expressly understood that neither RBC nor the Company shall have any continuing obligation or liability to one another under this letter upon termination hereof, except in respect of the matters specifically referenced in this Section.

7.	Publicity

The Company acknowledges and agrees that RBC may, subsequent to the announcement of a Transaction, make public its involvement with the Company in the Transaction, including the right of RBC at its own expense to place advertisements describing its services to the Company in financial, news or business publications. Furthermore, if requested by RBC, the Company shall include a mutually acceptable reference to RBC in any press release or other public announcement made by the Company regarding the services rendered by RBC described in this letter.

8.	Indemnification

Appendix A is hereby incorporated into this letter by reference and made a part hereof.

9.	Other Matters Relating to Engagement

The Company acknowledges that it has retained RBC solely to provide the services set forth in this letter. In rendering such services, RBC will act as an independent contractor, and RBC owes its duties arising out of this engagement solely to the Company and to no other person. The Company acknowledges that nothing in this letter is intended to create duties to the Company beyond those expressly provided for in this letter, and RBC and the Company specifically disclaim the creation of any fiduciary relationship between, or the imposition of any fiduciary duties on, either party.

The Company acknowledges and agrees that all advice and opinions (written and oral) rendered by RBC are intended solely for the use and benefit of the Board of Directors (or special committee thereof) of the Company and may not be used or relied upon by any other person, nor may such advice or opinions be reproduced, summarized, excerpted from or referred to in any public document or given to any other person without the prior written consent of RBC.

The Company acknowledges that RBC is a securities firm engaged in securities trading and brokerage activities and providing investment banking and financial advisory services. In the ordinary course of business, RBC and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in the debt or equity securities of the Company, its affiliates or other entities that may be involved in the transactions contemplated by this letter.

In addition, RBC and its affiliates may from time to time perform various investment banking, commercial banking and financial advisory services for other clients and customers who may have conflicting interests with respect to the Company or the Transaction. RBC and its affiliates will not use confidential information obtained from the Company pursuant to this engagement in connection with the performance by RBC and it affiliates of services for other companies, and RBC and its affiliates will not furnish any such information to other companies. The Company also acknowledges that RBC and its affiliates have no obligation to use in connection with this engagement or to furnish to the Company, confidential information obtained from other companies.

Furthermore, the Company acknowledges RBC may have fiduciary or other relationships whereby RBC or its affiliates may exercise voting power over securities of various persons, which securities may from time to time include securities of the Company or of potential purchasers or others with interests in respect of the Transaction. The Company acknowledges that RBC or such affiliates may exercise such powers and otherwise perform its functions in connection with such fiduciary or other relationships without regard to RBC’s relationship to the Company hereunder.

The Company acknowledges that RBC is not an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction. The Company should consult with its own advisors concerning such matters and is responsible for making its own independent investigation and appraisal of the Transactions contemplated by this letter, and RBC has no responsibility or liability to you with respect to such matters.

10.	Definitions

“Aggregate Transaction Value” shall mean the total consideration paid and to be paid (which shall be deemed to include all amounts paid or to be paid into escrow) directly or indirectly, regardless of how allocated or the form of consideration, to or by the Company or its subsidiaries or their holders of capital stock or holders of rights to acquire capital stock in connection with a Transaction, including, without limitation: (i) cash, notes, and debt (ii) publicly traded equity securities (valued based on the average closing market price of such securities for the five trading days preceding public announcement of the definitive agreement to enter into a Transactions and, if applicable, the exchange ratio as calculated at the time of such announcement), the fair market value at the time of announcement of other equity securities (including warrants and convertible securities, as well as options or stock appreciation rights, whether or not vested), and other property; (iii) the total amount of indebtedness for borrowed money or similar non-trade liabilities or obligations (including pension liabilities, guarantees, capitalized leases, and the like) of the Company repaid, retired, extinguished, or assumed in connection with, or which otherwise remain outstanding as of the closing of a Transaction; (iv) payments to be made in installments; (v) deferred and/or contingent payments (whether or not related to future earnings or operations); (vi) any assets of the Company which are paid in the form of dividends, capital distributions, partial or total liquidating distributions or otherwise to its holders of capital stock or holders of rights to acquire capital stock other than in the ordinary course of business; and (vii) the value of any capital stock of the Company or rights to acquire capital stock of the Company (whether or not vested) which remain outstanding following any Transaction. The value of any non-cash consideration, other than securities of a class which is publicly traded, shall be the fair market value thereof as of the date of closing of a Transaction.

“Term” shall mean a period of one year from the date of this letter, unless otherwise terminated by one or both of the parties in accordance with the provisions of Section 6.

“Transaction” shall mean any transaction, or series or combination of related transactions, involving the sale, license or other transfer by the Company of all of part of its intellectual property and other rights related to its active pharmaceutical ingredient for the treatment of hyperphosphatemia (elevated serum phosphate levels) in patients undergoing kidney dialysis, given the name RenaZorb™ (“Renazorb”) to any party for consideration, including, without limitation, a sale or exchange of assets, a merger, plan of exchange or consolidation, a lease or license of assets with or without a purchase option, or the formation of a joint venture to the extent the principal asset contributed or sold by the Company is its interest in Renazorb.

11.	Miscellaneous

This letter, including Appendix A, incorporates the entire agreement of the parties with respect to the subject matter of this letter, and may not be amended or modified except in writing. The invalidity or unenforceability of any provision of this letter shall not affect the validity or enforceability of any other provision of this letter, which shall remain in full force and effect. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof. Each of the Company and RBC (each on its own behalf and, to the extent permitted by applicable law, on behalf of its shareholders) hereby irrevocably waive any right they may have to a trial by jury in respect of any claim, counter-claim or action based on or arising out of this letter, RBC’s performance under this letter or the transactions contemplated hereby. This letter is solely for the benefit of the Company and RBC and no other person (except for indemnified persons to the extent set forth in Appendix A) shall acquire or have any rights under or by virtue of this letter. This letter may not be assigned by either party hereto without the other party’s prior written consent; provided, however, that RBC or the Company may assign in whole its rights in connection with a sale or other disposition of all or substantially all of its assets, merger or similar transaction. This letter may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

Please confirm that the foregoing is in accordance with our understandings and agreements by signing and returning to RBC the duplicate of this letter enclosed herewith.

Very truly yours,

RBC Dain Rauscher Inc.

/s/ Allen S. Morton
Allen S. Morton Managing Director

Accepted and Agreed to:

Altair Nanotechnologies Inc.

/s/ William P. Long
William P. Long Chief Executive Officer

Appendix A to Engagement Letter Between

RBC Dain Rauscher Inc. and Altair Nanotechnologies Inc.

Dated April 1, 2003

The Company agrees to indemnify and hold harmless RBC, its partners, employees, directors, officers, consultants, agents, affiliates and persons deemed to be in control of RBC within the meaning of the Securities Act of 1933 (collectively, the “Indemnified Parties” and individually an “Indemnified Party”), from and against any claims, losses, expenses, damages and liabilities, joint or several, as they may be incurred, related to or arising in any manner out of any transaction, proposal or any other matter contemplated by the engagement of RBC under the Engagement Letter (the “Matters”). The Company also agrees that neither RBC nor any other Indemnified Party shall have any liability to the Company or its affiliates, partners, directors, officers, consultants, agents, employees, controlling persons, creditors or securityholders for any losses, claims, damages, liabilities or expenses related to or arising out of any Matters. The Company will promptly reimburse any Indemnified Party for all expenses as reasonably incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim related to or arising in any manner out of any Matter, or any action or proceeding arising therefrom.

The Company may assume the defense of any litigation or proceeding in respect of which indemnity may be sought hereunder, including the employment of counsel and experts reasonably satisfactory to RBC and the payment of the fees and expenses of such counsel and experts, in which event, except as provided below, the Company shall not be liable for the fees and expenses of any other counsel or expert retained by any Indemnified Party in connection with such litigation or proceeding. In any such litigation or proceeding the defense of which the Company shall have so assumed, any Indemnified Party shall have the right to participate in such litigation or proceeding and to retain its own counsel and experts, but the fees and expenses of such counsel and experts shall be at the expense of such Indemnified Party unless (i) the Company and such Indemnified Party shall have mutually agreed in writing to the retention of such counsel or experts, (ii) the Company shall have failed in a timely manner to assume the defense and employ counsel or experts reasonably satisfactory to RBC in such litigation or proceeding, or (iii) the named parties to any such litigation or proceeding (including any impleaded parties) include the Company and such Indemnified Party and representation of the Company and any Indemnified Party by the same counsel or experts would, in the reasonable opinion of RBC, be inappropriate due to actual or potential differing interests between the Company and any such Indemnified Party.

The Company shall not, without the prior written consent of RBC, settle any litigation relating to the Engagement Letter or any Matter unless such settlement includes an express, complete and unconditional release of RBC and its affiliates (and their respective control persons, partners, directors, officers, employees, consultants and agents) with respect to all claims asserted in such litigation or relating to the Engagement Letter or any Matter; such release to be set forth in an instrument signed by all parties to such settlement. Without the prior written consent of the Company, which shall not be unreasonably withheld, delayed or conditioned, no Indemnified Party shall settle or compromise any claim for which indemnification or contribution may be sought hereunder. Notwithstanding the foregoing sentence, if at any time an Indemnified Party requests that the Company reimburse the Indemnified Person for fees and expenses as provided in this agreement, the Company agrees that it shall be liable for any settlement of any proceeding effected without its prior written consent if (i) such settlement is entered into more than 30 days after receipt by it of the request for reimbursement, and (ii) it shall not have reimbursed the Indemnified Party in accordance with such request prior to the date of such settlement.

Notwithstanding any provision herein to the contrary, the Company shall not be liable hereunder for indemnification to an Indemnified Party, and the Indemnified Party shall not be exculpated, in respect of any claims, damages, losses, liabilities or expenses that are finally judicially determined to have resulted primarily and directly from the gross negligence or willful misconduct or violation of governing law by any Indemnified Party. In no event, regardless of the legal theory advanced, shall any Indemnified Party be liable for any consequential, indirect, incidental or special damages of any nature.

The Company agrees that the exculpation, indemnification and reimbursement commitments set forth herein shall apply whether or not such Indemnified Party is a formal party to any such claim, action or proceeding.

The Company agrees that if any exculpation, indemnification or reimbursement sought pursuant to this letter were for any reason not to be available to any Indemnified Party or insufficient to hold any Indemnified Party harmless as and to the extent contemplated hereby, then the Company shall contribute to the amount paid or payable by the Indemnified Party as a result of the claims, damages, losses, expenses and liabilities in such proportion as is appropriate (i) to reflect the relative benefits to the Company and its securityholders on the one hand, and RBC on the other hand, in connection with the transaction to which such exculpation, indemnification or reimbursement relates or (ii) if the allocation on that basis is not permitted by applicable law, to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of each such Indemnified Party, respectively, and the Company as well as any other relevant equitable considerations. The Company and RBC agree that it would not be just and equitable if the contribution provided for herein were determined by pro rata allocation or any other method which does not take into account the equitable considerations referred to above. It is hereby agreed that the relative benefits to the Company, on the one hand, and RBC, on the other hand, with respect to this engagement shall be deemed to be in the same proportion as (i) the Aggregate Transaction Value of the Transaction (whether or not consummated) for which RBC is engaged to render financial advisory services bears to (ii) the fee paid to RBC in connection with such engagement. In no event shall RBC contribute in excess of the fees actually received by RBC pursuant to the terms of the Engagement Letter.

The exculpation, indemnity, reimbursement and contribution obligations of the Company shall survive the termination of the Engagement Letter, shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party.

Capitalized terms used, but not defined in this Appendix A, have the meanings assigned to such terms in the Engagement Letter.

CONFIDENTIAL

April 29, 2004

204 Edison Way
Reno, NV 89502

Attn:	Edward Dickinson Chief Financial Officer

Pursuant to the engagement letter dated April 1, 2003 between Altair Nanotechnologies Inc. and RBC Dain Rauscher Inc., we hereby agree to extend the term of the engagement for an additional year by amending the definition of “Term” to be as follows:

“Term” shall mean a period of two years from the date of this letter, unless otherwise terminated by one or both of the parties in accordance with the provisions of Section 6.

RBC Capital Markets Corporation (Successor to RBC Dain Rauscher Inc.)	Altair Nanotechnologies, Inc.

/s/ Allen S. Morton

Allen S. Morton Managing Director	Edward Dickinson Chief Financial Officer

SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS

This Settlement Agreement and Release of Claims (the “Agreement”) is entered into this March 31, 2005 by RBC Capital Markets Corporation, a New York corporation and successor entity to the capital markets business of RBC Dain Rauscher Inc. (“RBC”) and Altai Nanotechnologies Inc., a company incorporated in Canada (“Altair”).

WHEREAS, under the terms of an engagement letter for financial advisory services between RBC Dain Rauscher Inc. and Altair Nanotechnologies Inc., dated April 1, 2003, as amended by that certain letter agreement dated April 29, 2004 (together, the “Engagement Letter”), RBC agreed to provide and did provide financial advisory services to Altair in connection with a potential sale or license of all or part of its intellectual property and other rights related to its active pharmaceutical ingredient for the treatment of hyperphosphatemia (“RenaZorb”) (the “Transaction”);

WHEREAS, RBC and Altair had not, prior to the execution of this Agreement, reached full agreement as to the Fees accrued and payable to RBC through the date hereof;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	Release Payment – As consideration for the release by RBC of Altair set forth in Section 2 hereof from all claims RBC may have against Altair relating to the Engagement Letter, Altair shall pay to RBC $500,000 in cash simultaneously with the execution of this agreement by all parties hereto.

2.	Mutual Release from Claims – Each of RBC and Altair hereby releases, holds harmless from any liability, and forever discharges the other party hereto, and the other party’s directors, officers, employees, shareholders, affiliates and their respective successors and assigns from any and all claims, demands, actions, causes of action, of any kind or nature whatsoever, at law or in equity, that may arise out of the Engagement Letter, including, but not limited to, any claims relating to or arising out of the provisions of Sections 4 and 5 of the Engagement Letter.

3.	Survival of Indemnification – Notwithstanding any provision in Section 2 hereof or otherwise set forth herein to the contrary, the Indemnification set forth in Appendix A to the Engagement Letter shall remain operative and in full force and effect.

4.	No Admission of Wrongdoing – Nothing in this Agreement shall constitute an admission of any wrongdoing by RBC or Altair with respect to the Engagement Letter and the obligations of RBC and Altair thereunder, and should not be construed as such.

5.	Severability – The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.	Entire Agreement – This Agreement contains the entire agreement of the parties hereto with respect to the subject matter contained herein and supercedes all prior agreements and understandings between the parties with respect to such subject matter.

7.	Governing Law – This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions thereof. Each of RBC and Altair hereby irrevocably waive any right they may have to a trial by jury in respect of any claim, counter-claim or action based on or arising out of this Agreement.

8.	Counterparts – This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

Please confirm that the foregoing is in accordance with our understandings and agreements by signing and returning to RBC the duplicate of this Agreement enclosed herewith.

Very truly yours,

RBC Capital Markets Corporation

By:	/s/ Ian H. Fay
Ian H. Fay Director, Mergers & Acquisitions

Accepted and Agreed to:

Altair Nanotechnologies, Inc.

By:	/s/ Alan J. Gotcher
Alan J. Gotcher Chief Executive Officer